Exhibit 5.1
Walkers
Attorneys-at-Law
P.O. Box 265GT, Mary Street
George Town, Grand Cayman, Cayman Islands

12 December 2005	Our Ref: IMM/RND/T2171-55147
Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
United States of America
Dear Sirs
TRANSOCEAN INC.
We have acted as special Cayman Islands counsel to Transocean Inc., a Cayman Islands exempted company (“Transocean”), in connection with a reservation of Transocean ordinary shares, of a par or nominal value of US$0.01 per share (the “Ordinary Shares”), to be issued under the terms of its Employee Stock Purchase Plan (the “ESPP”). Under an amendment to the ESPP, Transocean reserved an additional 1,000,000 Ordinary Shares for issuance.
We have been asked to provide this legal opinion to you in connection with Transocean’s filing of a Registration Statement on Form S-8, pursuant to the Securities Act of 1933, as amended, to register the additional shares issuable under the ESPP.
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any document nor upon the commercial terms of the transactions contemplated by any document.
Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that, under the laws of the Cayman Islands, when issued and sold pursuant to the provisions of the ESPP, the Ordinary Shares will be recognised as having been duly authorised, and validly issued, fully paid and non-assessable.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.

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12 December 2005
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that is referred to herein. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Yours faithfully

/s/ Walkers

WALKERS

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12 December 2005
SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.	The Certificate of Registration by way of Continuation of Transocean Offshore Inc. dated 14 May 1999, the Certificate of Incorporation on Change of Name of Transocean Offshore Inc. dated 29 December 1999, the Certificate of Incorporation on Change of Name of Transocean Sedco Forex Inc. dated 9 May 2002, the Memorandum and Articles of Association as certified to be a true and correct copy on 5 July 2005, the minute book, the Register of Members, Register of Directors and Register of Officers and the Register of Mortgages and Charges of the Company as maintained at its registered office in the Cayman Islands and examined by us on 12 December 2005.

2.	The Cause List and Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman as at 10 a.m., Cayman Islands time, on 12 December 2005.

3.	A Certificate of Good Standing dated 16 November 2005 in respect of the Company issued by the Registrar of Companies.

4.	An extract of resolutions adopted by the Board of Directors of Transocean on 1 March 2005 and 8 December 2005 (the “Resolutions”).

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12 December 2005
SCHEDULE 2
ASSUMPTIONS
This opinion is given based upon the following assumptions:
1.	The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon of any person are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals.

2.	The minute book, Register of Members, Register of Directors and Register of Officers, Register of Mortgages and Charges, Certificates of Incorporation (including the Certificate of Registration by way of Continuation and Certificates of Incorporation on Change of Name), and Memorandum and Articles of Association of the Company examined by us on 12 December 2005 at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10 a.m., Cayman Islands time, on 12 December 2005, constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

4.	The Resolutions were duly adopted in accordance with the Articles of Association of the Company.

5.	From the date(s) of the Resolutions, no corporate or other action has been taken by the Company to amend, alter or repeal the Resolutions.